CCG INVESTOR RELATIONS

Moderator: Lou Silverman

11-02-06/3:30 pm CT

Confirmation # 1157616

Exhibit 99.1

CCG INVESTOR RELATIONS

Moderator: Lou Silverman

November 2, 2006

3:30 pm CT

Operator:

Good afternoon. My name is (Zerona) and I will be your conference operator today. At this time I would like to welcome everyone to the Quality Systems second quarter fiscal year 2007 conference call. All lines have been placed on mute to prevent any background noise.

After the speaker’s remarks there will be a question and answer session. If you would like to ask a question during this time, simply press star then the number one on your telephone keypad. If you like to withdraw your question press the pound key. Thank you. Mr. Silverman, you may begin your conference.

Lou Silverman:

Thank you, (Zerona) and welcome everyone to Quality Systems fiscal 2007 second quarter conference call. Paul Holt, our CFO, Greg Flynn, our Executive Vice President and General Manager of the QSI Division, and Pat Cline, President of our NextGen Healthcare Information Services division once again join me on this afternoon’s call.

Please note that the comments made on this call may include statements that are forward-looking within the meaning of the securities laws, including,

CCG INVESTOR RELATIONS

Moderator: Lou Silverman

11-02-06/3:30 pm CT

Confirmation # 1157616

without limitation, statements related to anticipated industry trends, the company’s plans, products, and strategies, projected operating results, capital and equity initiatives, pending litigation, and the implementation of or potential impact of legal, regulatory, and accounting requirements.

Actual events or results may differ materially from our expectations and projections and you should refer to our prior SEC filings, including our forms 8K, 10K, and 10Q for discussions of the risk factors, management discussion and analysis and other information that could impact our actual performance.

We undertake no obligation to update any projections or forward-looking statements in the future. Also, as I have mentioned, on each and every call for the past many quarters, please continue to note that the company’s past performance is not necessarily indicative of future performance. I’ll now provide some summary comments on the quarter. Paul, Greg, and Pat will follow with additional details.

For the September quarter, company revenues totaled $37.5 million, up approximately 27% over the prior year. Fully diluted earnings per share at $.30 was up 43% over the $.21 earned in the same quarter of the prior year. The $.30 reported for the quarter is inclusive of an approximate $.02 per share expense tied to the adoption of FAS123R, which is the accounting pronouncement related to accounting for stock options.

NextGen Healthcare’s revenues for the quarter of $33.5 million represents a 31% year over year increase. The NextGen division’s operating income of $14.1 million represents a 43% increase over prior year.

The QSI division’s revenue and operating income performance was essentially even with the priors year’s performance.

CCG INVESTOR RELATIONS

Moderator: Lou Silverman

11-02-06/3:30 pm CT

Confirmation # 1157616

Corporate expenses were up 6% year over year to $2.3 million. Please again note that the current quarter figures include FAS 123R expense and prior year figures do not include such expense.

EDI revenues for the quarter came in at $4.1 million, up 28% over the prior year. I’ll again remind listeners that EDI revenue is reported as part of the divisional revenue total each quarter for each division.

Cash and cash equivalents was $74.7 million a dollars at quarter end, up from $67 million in the prior quarter.

Head count at quarter end was 582.

Regarding investor conferences during the quarter the company presented at the Thomas Weisel conference, the Bear Stearns conference, and a UBS conference. In the next couple of months, we are presently scheduled to present at the Credit Suisse, JMP, and Piper conferences.

In closing my prepared comments for this afternoon’s call, I want to once again clearly point out, as I have over the past many quarters, that there are no guarantees that the company or either of its divisions will meet or exceed their current level of performance in future periods. It’s possible that this quarter’s performance will cause investors or analysts to set new short, medium or long-term expectations for the company. In response to this possibility, please continue to note that we don’t give out financial guidance to the investment community and we don’t comment on guidance in advance by members of the financial community.

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Moderator: Lou Silverman

11-02-06/3:30 pm CT

Confirmation # 1157616

Once again, my sincere thanks to Pat, Paul, and Greg for their leadership and to all team members for their dedicated service. I’ll now turn things over to Paul Holt.

Paul Holt:

Thanks Lou and hello everybody. Consolidated revenue increased to $37.5 million this quarter, an increase of 27% compared to $29.5 million that we recorded a year ago. Consolidated system sales rose to $19.6 million this quarter, an increase of 17% compared to $16.7 million in the prior year quarter.

Maintenance, EDI and other services revenue rose 39% to $17.9 million compared to $12.9 million in the prior year quarter. I would add that revenue generated from existing customers increased significantly this quarter versus the prior year quarter.

Our consolidated gross profit this quarter came in at 68.4%, up from 67.5% a year ago. The increase in our gross margin over last year is primarily due to a relatively lower amount of hardware and third party software as a percentage of revenue compared to last year.

Total SG&A expense increased by approximately $1.1 million to $10 million in the second quarter compared to $8.9 million a year ago. The increase in SG&A was primarily from the NextGen division and consisted of increases in the selling related expenses. SG&A expenses as a percentage of revenue decreased to 26.7% compared to 30.2% in the prior year quarter.

The company’s effective tax rate this quarter was slightly higher compared to the year ago quarter at 39.8% compared to 39% last year. The reason for the increase was primarily due to couple of factors -- the expiration of the R&D

CCG INVESTOR RELATIONS

Moderator: Lou Silverman

11-02-06/3:30 pm CT

Confirmation # 1157616

tax credit statute this year as well as the addition of certain nondeductible stock option expenses related to the company’s adoption of FASB123R.

Before I move on to divisional performance, I would also note that the second quarter results included approximately $913,000 in pretax expenses related to stock options.

The after-tax impact of stock option expensing from the quarter was $612,000 or $.02 per diluted share. Note that the prior year quarter does not include expensing of stock options under FASB123R.

In terms of divisional performance, system sales in the NextGen division rose 17% to $18.9 million this quarter compared to $16.1 million a year ago. Continued growth in NextGen’s base of installed users drove maintenance, EDI and other revenue in that division 55% higher compared to last year at $14.6 million versus $9.4 million last year.

Operating income in the NextGen division was up 43% to $14,055,000 compared to $9,853,000 a year ago.

Our QSI division reported a slight decrease in reported revenue at $3,972,000 compared to $4,018,000 in the prior year. Operating income for the QSI division was $1,245,000.

Moving on to our balance sheet, our cash increased by approximately $7.7 million this quarter to $74.7 million or $2.77 per share. That compares to $67 million or $2.50 at the end of the prior quarter.

This quarter, our DSO’s were at 135 days versus 126 days in the prior year. DSO’s net of unpaid deferred revenue was 81 days versus 71 days a year ago. One of the factors impacting DSO’s this quarter is a customer concentration in accounts receivable, which will be disclosed in our upcoming September

CCG INVESTOR RELATIONS

Moderator: Lou Silverman

11-02-06/3:30 pm CT

Confirmation # 1157616

quarter 10Q filing. Siemens represented 13% of our gross accounts receivable as of September 30, 2006. Siemens did not constitute more than 10% of our revenue however, due to be required revenue deferrals.

DSO’s by division were 84 days before the QSI division and 141 days for the NextGen division. Deferred maintenance and services revenue stood at $39.4 million as of

September 30. That’s up $2.5 million from the prior quarter and up $3.5 million compared to the start of this fiscal year. The primary drivers of growth in deferred revenue have been our deferred implementation and training as well as maintenance services in the NextGen division.

And like I always do, I’m going to give out our non-cash expenses for the quarter, which break down as follows -- Total amortization expense. $772,000, $36,000 for QSI; $736,000 for NextGen; depreciation expense of $440,000, $57,000 for QSI, 383,000 for NextGen. Non-cash stock option expense $913,000 and capitalized software, $1,130,000. That’s $49,000 for QSI and $1,081,000 for NextGen.

And finally, our investments in fixed assets were $679,000 for the quarter. That’s $32,000 for QSI and a $647,000 for NextGen.

I’d like to thank you all again for being on this call and for your interest in our company. I’ll turn things over to Greg Flynn, who will provide an update on the QSI division.

Greg Flynn:

Thank you Paul and thanks to those of you on the call for joining us. The QSI division and EDI numbers have been addressed in detail by Lou and Paul so I’d like to touch briefly first on key software development achievements for the division and then the other historical areas of interest for these calls.

CCG INVESTOR RELATIONS

Moderator: Lou Silverman

11-02-06/3:30 pm CT

Confirmation # 1157616

I’m proud of our team for their software development and implementation efforts for the quarter. In particular, we added a number of developments to our clinical product suite offering, which is the dental electronic record equivalent of EMR. These developments were focused on five areas -- one, taking advantage of new enabling technologies that dramatically improve image resolution for x-rays, tooth charting, and the like. Two, improving the product’s ability to concurrently display multiple chart record elements.

Three, continuing to increase the number of practice management features available to practitioners in the operatory. Four, streamlining the input and decision-making flow for staff, helping to ensure rapid and consistent office processes. And five, maintaining the unique scalability features of our CPS, so necessary within our large multi-office environments. I think that CPS saw a good development progression this quarter.

Now following the line of historical questions, I’ll comment on our sales, staffing and pipeline. Our sales staffing remains unchanged from last quarter and our pipeline is approximately $3.5 million. Our pipeline is defined as sales situations where QSI is in the final three purchase choices and we believe that the sale will occur within 180 days. With this report, I’ll turn the call over to Pat Cline, who is as you know, president of our NextGen division. And thanks again for your interest in our company.

Pat Cline:

Thanks Greg. Hi everyone. In the second quarter, NextGen executed approximately 50 customer agreements. While this number is a little bit lower than the last couple of quarters, based on activity and orders already signed in the current quarter, we expect the number to improve again significantly. We’re also very pleased with our overall sales performance. As Paul mentioned, license orders from existing customers were up, representing evidence that our systems are delivering positive results.

CCG INVESTOR RELATIONS

Moderator: Lou Silverman

11-02-06/3:30 pm CT

Confirmation # 1157616

As a further validation, we recently congratulated yet another NextGen customer, Cardiology of Tulsa, for winning the prestigious Davies Award for the real results they have achieved with their NextGen systems. Also, about a week ago, a different NextGen customer, Dr. Hal Teitelbaum won MGMA’s physician executive of the year award. Dr. Teitelbaum has grown Crystal Run Health Care in New York over 600% to about 150 providers in the last five years, which is approximately the same amount of time they’ve been live using NextGen solutions.

Our sales force grew slightly last quarter to 52 people and our pipeline remained steady at about $65 million.

As I mentioned on the last call, the market for our products remains very strong. NextGen continues to win key sales in the marketplace and we feel that we’re very well positioned to continue to do so.

We’re looking forward to our annual users meeting this quarter, where we’ll present new industry-leading software capabilities and service offerings to the more than 2000 people attending that meeting.

Stopping short of giving guidance, I will say that we feel very good about the current quarter and about the company’s future in general. And in closing, I’d like to once again thank NextGen’s employees for their hard work and our customers for their continued confidence. (Zerona), we’re ready for questions.

Operator:

At this time I would like to remind everyone if you have a question please press star then the number one on your telephone keypad. We will pause for just a moment to compile the Q&A roster. Your first question comes from Richard Close.

CCG INVESTOR RELATIONS

Moderator: Lou Silverman

11-02-06/3:30 pm CT

Confirmation # 1157616

Richard Close:

Yes, congratulations on a great quarter. Pat, I was wondering if you could talk a little bit more about the agreements -- I guess 50 new agreements-- and just remind us what that compared to last year and why you think that was a lower than I guess previous quarters.

Pat Cline:

Yes, the new agreements of 50 I think compared with -I don’t have it in front of me but I think I recall about 70 in the last quarter. I’m not sure what it was the prior year. As you may know, there is some seasonality to the summer quarter. Leads slow down a little bit. There aren’t as many trade shows.

Primarily the summer slowdown is vacations on the part of customers and selection committees, and in fact our sales people and that kind of thing, too.

We typically try to make up for that in various ways as other companies in our business do. So a little bit of it’s seasonal although I wouldn’t say that’s 100% of it. In about half of the years – the fiscal years – going back many years, in the summer quarter, the number of sales is actually a little bit down. Again, I think the real question is how is NextGen doing in the marketplace, is the number of new customers in one quarter significant or representing a trend? As I said, I think based on what we’ve already seen in the current quarter; that is deals signed and additional activity that that number will improve in the current quarter.

Richard Close:

Okay. And then I guess a general question -- with respect to Siemens, obviously they’ve had a couple of pretty decent announcements. I guess with your NextGen product although you guys didn’t put out a formal press release. I was wondering if you can comment at all on that in terms of when we see announcements like that how long as the implementation periods maybe with respect to the couple announcements out there. Is it, you know, a one to three-year process or...

CCG INVESTOR RELATIONS

Moderator: Lou Silverman

11-02-06/3:30 pm CT

Confirmation # 1157616

Pat Cline:	Yes, I won’t go into a deal by deal situation, but maybe I can give you a little bit of texture.

Richard Close:	That would be helpful.

Pat Cline:

Very often when a very large contract is signed, it is a multi-year rollout and it’s extremely rare that a company can take all the revenue in a - what is often a multi-million dollar deal and recognize it all up front. There’s a lot to do over an extended period of time.

So again, without getting into individual deals, or revenue recognition on particular deals or those kinds of things, they were significant deals. I think they’re going to pave the road for additional business downstream and I think that’s great for the company and its shareholders.

Richard Close:	Okay. And do those type of contracts when they’re assigned, do they come out of your pipeline and then you rebuild your pipeline obviously? It’s standing, Pat as $65 million.

Pat Cline:	That’s correct.

Richard Close:	Okay so those deal - could you comment whether those deals were in the pipeline previously?

Pat Cline:

I don’t want to do a deal-by-deal basis, but you have it right I think. And that is if for example I have a $2 million deal in my pipeline a few months ago and that $2 million deal happens to sign a contract, even if we don’t recognize all that revenue, that entire deal comes out of the pipeline and we’re constantly backfilling with new leads and new prospects.

CCG INVESTOR RELATIONS

Moderator: Lou Silverman

11-02-06/3:30 pm CT

Confirmation # 1157616

Richard Close:	Okay. Thank you very much. Congratulations.

Pat Cline:	Thank you.

Operator:	Your next question comes from Sandy Draper.

Sandy Draper:

Thanks. One follow-up to Richard’s question and then a broader industry question. Pat, would it be fair to say that you obviously delivered a good revenue number even though the new customer deals were down. You did comment that you got more add-on sales. But would you also see any increase in deal size or really do the new add-on sales to existing customers make up for the slightly lower number of deals?

Pat Cline:

I haven’t done an average deal size calculation because there’s so many moving parts in that calculation and frankly what you call a new customer versus an existing customer, especially when you have reseller relationships and multiple people splitting off from practices or joining or merging and things become kind of difficult. So I don’t get all that granular.

I’ll say I personally didn’t notice a big difference in the average deal size. So part of that certainly is additional sales to existing customers. And as I mentioned, I think that it’s a testimony to the fact that our software is out there working and delivering solid results. Otherwise, these customers wouldn’t be calling and ordering more licenses.

Sandy Draper:

Okay. So this is basic situation where you may have 10 or 20, 30 doc practice and then they only bought it for four docs up front or three or whatever the number is. Then they go live and they say, “Hey, it’s working. We like it. Let’s add to other docs.” Is that what the add-ons are? Is it additional modules?

CCG INVESTOR RELATIONS

Moderator: Lou Silverman

11-02-06/3:30 pm CT

Confirmation # 1157616

Pat Cline:

That would be a typical situation. Another typical situation, you’re right, is it may be an add-on module or another product. Somebody might go live with the electronic medical record product and decide a year later, “Hey, it’s time to replace our practice management system with something that’s fully integrated with the electronic health record system,” or buy another module, or they might start with practice management and add EMR later if their relationship and results with the company have been strong.

Sandy Draper:

Okay, great. Then one final question and I’ll get back in the queue - from a broader industry perspective - and I realize this is early, but we had the official Stark law relaxation come through about a month or so ago. And at the same time, some of the hospital vendors certainly seem to be talking more aggressively. Have you seen any change in the way customers are reacting because of the Stark laws and also of the competitive landscape or is it really just too early to tell on either situation?

Pat Cline:

We’ve seen a little bit more activity level on the part of some of the larger health systems in part because of the relaxation of the Stark laws and what has been done with the safe harbor rules. But frankly, that’s one driver of many that are going on right now and sort of putting wind under our wings so to speak.

The government actions are part of it. That might include grants and the seed money for different things. You see that with the government and with private industry. Payers are getting into the game. There’s just a lot more talk and a lot more buzz and frankly the folks that are out there implementing these systems are seeing results. And that’s translating into a better, hotter market.

On the hospital IT company part of your question, you mentioned that they may be gearing up or talking about competing more in the ambulatory space.

CCG INVESTOR RELATIONS

Moderator: Lou Silverman

11-02-06/3:30 pm CT

Confirmation # 1157616

We’ve seen them compete for a long, long time and we feel pretty confidently that NextGen’s products are superior to the products of our hospital-based competitors.

Without mentioning names, I think you know the kind of companies that I’m talking about. And while the big health systems will typically look at their incumbent vendor, they’ll also typically look at what the marketplace has to offer. And as physicians get involved in decisions, whether it’s for a large health system or a smaller or midsize practice, they’re going to look at systems and whether they can use the systems, and whether the systems will deliver the results. And so NextGen is winning a lot of those types of deals.

Recently, I would also say more than ever NextGen is replacing the systems of some of these larger hospital IT companies that they’ve tried to put out into the ambulatory communities. A lot of these hospitals realize what the system can do relative to physician linkage and results, but they haven’t had success with a lot of the systems that they’ve been trying to implement from these larger competitors of ours. And so increasingly, they’re putting them aside and going with a system like NextGen’s.

Sandy Draper:	Great. Thank you. That’s very helpful commentary Pat. Congratulations on the good quarter.

Pat Cline:	Thanks a lot.

Operator:	Your next question comes from Len Podolsky.

Len Podolsky:	Hi guys. Congratulations on a really good quarter. A few questions on this end and Sean is not available. So can you comment generally on the pricing in the

CCG INVESTOR RELATIONS

Moderator: Lou Silverman

11-02-06/3:30 pm CT

Confirmation # 1157616

marketplace and what you’re seeing from the various group sizes that you’re pursuing?

Pat Cline:

I don’t see a major change in the pricing in the marketplace. We have noticed over the last maybe six or nine months that certain competitors are pricing a little bit lower or maybe getting a little bit more aggressive with discounting levels. But I don’t see that that’s eroding anything that we’re doing. NextGen is typically priced closer to the higher end.

We are used to for years and years having our system be more expensive than most of our competition. Many of our competitors anyway. And we try to sell value and have people focused more on the return on investment than the actual cost or the price of the system. And the more sophisticated purchasers and customers look more at the return and more at the value than just simply what the system costs. You can buy an electronic health record system for $200 or $300, so you really have to look at what the value is when you’re comparing that to a system that might cost $10,000 or $15,000 or $20,000 per provider.

Len Podolsky:	Are you doing anything different today in terms selling the value propositions than you were last year?

Pat Cline:	No, I don’t think so.

Len Podolsky:	Okay. And again, is it private companies or is it one of your public competitors that’s sort of pricing more...

Pat Cline:	Both.

Len Podolsky:	(...aggressively), I guess.

CCG INVESTOR RELATIONS

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11-02-06/3:30 pm CT

Confirmation # 1157616

Pat Cline:	Both. It’s both. Yes.

Len Podolsky:

Okay. Thanks. And then one question on SG&A. It’s seemed like - I guess we were modeling for a bit higher in the quarter. Can you comment on kind of the - I guess the lower than expected SG&A expenses in the quarter?

Pat Cline:	Paul you want to take that?

Paul Holt:	Yes, I’ll take it here. We had a couple of revisions to some of our comp plans that resulted in slightly less cost going into that category.

Lou Silverman:

Yes, the other thing Len is, at least on a percentage of revenue basis, corporate expenses were up modestly year over year, but that’s in the context of a percentage of revenue basis. We had a little more legal activity than this past fall with our proxy situation. So that can also account for some of that.

Len Podolsky:	Okay.

Pat Cline:	Okay, this is Pat. I’ll throw you one more piece of information. When Paul talked about changes in comp plans, I’ll mention that that includes executive comp plans.

Len Podolsky:	One more question. I promise I’ll pop back into the queue. Could you comment on some of the recent activity around the stocks?

Lou Silverman:	We have really no comment. We were watching the same things that you were.

Len Podolsky:	I guess maybe to any specific - to any insider activity?

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11-02-06/3:30 pm CT

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Pat Cline:	This is Pat. I’ll say that I’ll venture a guess that we’re often as amazed as other people are as we watch what the stock does at what moves might or might not be based upon.

Len Podolsky:	Okay. Thanks very much for your time.

Lou Silverman:	Len I would just say that...

Len Podolsky:	Yes.

Lou Silverman:

...clearly with the executives we are certainly very well aware of our reporting requirements and if that was the nature of your question, we’re acutely aware of when we’re needing to file Form 4’s and are aware of the company policies et cetera, et cetera.

Len Podolsky:	Oh no. That wasn’t the nature. That’s fine. Thanks again for your time and congratulations on a really, really good quarter.

Pat Cline:	Thank you.

Lou Silverman:	Thanks.

Len Podolsky:	Thanks a lot.

Operator:	Your next question comes from Brandon Osten.

Brandon Osten:	Hi guys. How you doing?

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11-02-06/3:30 pm CT

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Brandon Osten:	I must be a little out of it - I guess I haven’t kept in touch as closely as I thought I had. What’s other revenue?

Paul Holt:	Other revenue includes add-on services, we have - reimbursed travel, and we have some other types of third-party software subscription fees, that sort of thing. That makes up that category.

Brandon Osten:

Okay. I’m looking at the implementation number and it seems to be somewhat flat over time and I remember two years ago you went through this period where the software really kept going up and the hardware wasn’t as big a focus. You know, and is your software just easier to install by the customer now that the implication is that going up at the same rate as the software product?

Pat Cline:

Yes, that’s a true statement. Our software has become far easier to install and far easier to implement. We’ve done quite a lot as a company over the last couple of years to make it that way, the most significant of which is releasing new versions of our content or knowledge base that allows people to install the products more out of the box.

There are still services required, but we’re trying to streamline that as I mentioned on a few prior calls over the years. We’ve had these initiatives in place to look at and to support our scale as a company. So we’re constantly asking ourselves questions like how do we move from selling 50 or 70 systems a quarter to 100 or 200 systems a quarter? One of the answers is, we streamline the implementations, make it easier to implement and to use the system and to get results out of the system.

Brandon Osten:	Okay. The stock based comp, Paul is that buried in the SG&A?

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11-02-06/3:30 pm CT

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Paul Holt:

Yes it’s in the cost of goods sold, it’s in SG&A, it’s in all three of those categories, which I believe we have a disclosure in our financial statements, which you’ll see in our 10Q which we’ll lay all that out for you.

Brandon Osten:

Okay. And last question,--I guess this one’s for Pat. A couple years ago we used to discuss you guys really ramping up on the smaller sort of sub 10 Doctor markets. With maybe a scaled-down product quickly implemented. Is that initiative still underway? And if so, can you give me a sense of what your success has been in that area?

Pat Cline:

We haven’t been as aggressive over the last couple of quarters with respect to the small practices, but we do still have the initiative underway. We’re constantly learning and massaging things in that area and in the implementation area, to make it easier and faster, and to bring the cost of the sale or the system down for the small practice while we keep profitability in the sale for the company.

Brandon Osten:	Great. Great quarter guys. Thanks a lot.

Pat Cline:	Thank you.

Lou Silverman:	Thanks.

Operator:	Your next question comes from Ross Muken.

Ross Muken:	Hey guys. Mike Turner here for Ross. Congratulations on the strong quarter.

Man:	Thanks.

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Moderator: Lou Silverman

11-02-06/3:30 pm CT

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Ross Muken:

I just want to go into one quick question. I mean most of it’s been kind of covered already but regarding the QSI division I mean it seems like it keeps just simply chugging along and I know that we’ve spoken in the past you said that it doesn’t take much management resources, but at what point do you start to consider that maybe it’s something that is distracting a little and that, you know, something maybe to consider options on so you can focus more in the NextGen division?

Lou Silverman:

Yes, this is Lou. As I’ve said many times over many years, we continue to value the QSI division for its contributions to the company’s financial performance -- it is profitable, it is cash flow positive and as you referenced, it continues to not be any type of management distraction.

Now we’re not forecasting; it’s hard to forecast what the future will hold. But it seems to me as long as those things continue to be true; our perspective on the division remains status quo. So those are the guideposts that we use and I would venture to say, looking at least in the short term, that those are the guidepost that we’ll continue to use in looking at the business.

Ross Muken:	Sounds good. Congratulations again on the quarter. Good work.

Lou Silverman:	Thank you.

Operator:	Your next question comes from Richard Adams.

Richard Adams:	Hi. I was wondering if you could just comment on the sales force restructuring and how that’s going.

Pat Cline:	It’s going rather well. It’s a little bit early for me to say that it was a complete success but early indications and all indications are that it’s going well.

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Moderator: Lou Silverman

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Richard Adams:	And I think you hired ten or so reps in the June quarter. Can you just talk about their productivity and, you know, whether they’re starting to make sales and how that’s going?

Pat Cline:

I can’t give you a lot of detail, but I’ll tell you that whenever you hire ten reps, three or four typically wash out - a couple early and a couple over the kind of timeframe that you’re talked about. A couple of others will still be in training and starting to do some things and there’ll be a couple of people that you get good indications on. But it’s early to tell on that as well. We hope the folks that we haven’t washed out will grow into top performers.

Richard Adams:	Yes. Okay. All right. Thank you.

Pat Cline:	Yes.

Operator:	Your next question comes from Gene Mannheimer.

Gene Mannheimer:

Thank you. Nice quarter. Just to continue the thought on the small practices, you mentioned Pat, you’ve focused less of your efforts on that market last couple of quarters. Why is that? Is it because you don’t see it as as great of an opportunity or the current demand is that you’re remaining focused on the mid to large practice? Thank you.

Pat Cline:

I think its more demand based, Gene. When you have a finite number of sales reps and you have a good number of leads coming into the pipeline, those - depending obviously on how the comp plan is structured, those sales reps have in the past, tended to focus on the larger deals. And there’s certainly one school of thought that says that’s what they should be doing. It’s good for the company; it’s good for the shareholders. They’re more profitable deals.

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Moderator: Lou Silverman

11-02-06/3:30 pm CT

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But on a more macro level, our hope is to continue to expand in the small practice area as well as maintain our focus in the midrange and high-end. As I’ve said the past, we don’t want to shift our focus to the low end or small practices but we want to expand to that area. And it’s just that that expansion I think is going a little bit slower than we had hoped.

Gene Mannheimer:

Okay. Thanks Pat. And one last one -- can you just talk little bit about the role of ePrescribing in your systems? Is that available to clients and do you see that as a revenueable opportunity? Thanks for taking the question.

Pat Cline:

ePrescribing is a part of our system. It’s a part of our system that most of our providers use. It’s a component that many of them will try to implement early on in the cycle. But we’re not a company that breaks out a lot of its components and does, you know, a lot of free trials with just an ePrescribing type of system. We tend to sell the complete solution and have ePrescribing integrated with the rest of the product.

We have considered lighter versions of the product, express versions of the product with ePrescribing and four or five other modules. And we continue to talk about that kind of thing, but we don’t believe that it will be a good thing for us to break out a product that would sell for $100 a month or in some cases less as we look around the market and the competitive landscape with just an ePrescribing solution.

Gene Mannheimer:	Thank you.

Pat Cline:	Yes.

Operator:	Your next question comes from Richard Close.

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Richard Close:

Yes, I was wondering with respect to your implementation teams -- are people out there installing the product. Are you comfortable with the size of that part of your business? Are you recruiting now? Maybe a little more clarity on the size of that and expected growth there?

Pat Cline:

We continue to grow our implementation team. And yes to answer the other part of your question, we are recruiting. We’re recruiting in that area and in many other areas of the company. I think our headcount is up over the last year/year and a half by more than a couple hundred people. So it’s a company that is growing quickly.

Part of your question, I think was - are we comfortable with the size of that department? We are at this point, but again we’re recruiting. And the reason I say, we are at this point is that we also have partnerships and relationships with third party firms who are trained and certified to implement our system. So should we need to lean on them, we can lean on them without staffing for (peaks).

Gene Mannheimer:

Okay. And then getting back I guess the seasonality your somewhat seasonality in the business or the 50 new clients, did you see the - was there anything like the number of overall deals? Did that go down quarter maybe versus the second quarter or did your win rate change in all in the quarter versus previously?

Pat Cline:

I don’t think the win rate changed. We do take a look at those things pretty often and no I don’t believe that the total number of deals went down. I don’t want to get into reporting the total number of deals each quarter, but I will say that each quarter there are literally hundreds of orders processed, obviously most of them from existing customers.

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Moderator: Lou Silverman

11-02-06/3:30 pm CT

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Gene Mannheimer:	Okay. Thanks very much. Congratulations.

Pat Cline:	Thank you.

Operator:	Your next question comes from George Hill.

George Hill:	Hey. Good afternoon guys. First two housekeeping items -- I don’t know if I missed these numbers. What were free cash flow and cash flow from operations in the quarter?

Paul Holt:	That would be in the 10Q filing. Just look at our statement cash flows. That should be filed shortly.

George Hill:

Okay. And I had suspected that maintenance and revenue might be flat to slightly up from the previous quarter. Could you maybe talk about why the decline? I mean, by my model, and its been a very long time that we’ve seen a sequential decline in maintenance and other.

Paul Holt:

Well there’s a few moving parts in there. You’ve got maintenance, you have EDI, and you have other. Now some of what goes into other has to do with various add on services there, we also have subscriptions with some third-party software that we sell. Those things can have some amount to fluctuation from quarter to quarter. But if you look at the EDI numbers and the maintenance numbers, those were not down sequentially. Those were up.

George Hill:	Okay. You talked about wanting to be able to do more than we’ll say somewhere between 50 and 70 deals, a quarter. Do you guys feel like you’re capacity constrained on the deployment side?

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Moderator: Lou Silverman

11-02-06/3:30 pm CT

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Pat Cline:

No. I think we’re at a reasonable balance today that if we were doing north of 100 deals or 200 deals a quarter, we would certainly with the current staff be capacity constrained. But we don’t want to hire an implementation team and to train an implementation team to do 200. It’s more of a slow steady balance ramp.

Lou Silverman:	I also think George, the spirit of Pat’s comments was that we continue to try to hire in a responsible manner toward looking to the future.

George Hill:

Okay. And I guess speaking to the future, I think this is the tough question that somebody alluded to earlier -- I guess Pat, with the company’s future looking so bright I know a lot of investors are interested in why you would choose to look to your position at this time. And would you choose to put any color around that?

Pat Cline:

I’ll give you a little bit on that. As you know, people in my position have pretty serious restrictions on when stock is traded or how stock is traded. So a lot of people use 10B51 training plans. And in my case, the stock went through a price threshold that I had set. And I had no idea when the threshold was set that the stock would hit that threshold or when it might hit that threshold.

As for my personal investment or diversification strategy, I just don’t want to get into that. But as I’ve said on this call, I feel good about the company, the current quarter and how the company is positioned on into the future.

George Hill:

Okay. And I guess the last thing that I might ask you guys to think about big picture is that it looks like a 5% cut to Medicare reimbursements physician practices is going to stick. I’ll say how do you guys think about that in the selling process going forward? And the flipside of that being, does your

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Confirmation # 1157616

agreement with Siemens and relaxations in the Stark law offer you anything like that?

Pat Cline:

The way I would look at it and the way we try to communicate it to our prospective customers is that the cut in Medicare reimbursement is all the more reason to implement a NextGen system that can help that practice see a solid return on the investment, can help that practice collect more of the money that they are billing and streamline their workflow and enhance their productivity. And with electronic health record systems again impacting -- positively impacting the financial side of the business.

I think it’s those practices that don’t implement sophisticated systems that are going to really feel the pinch of Medicare and other payor cuts that might follow. The ones that had the foresight to go after these systems, get them in and realize of the results are going to be the ones that will fare well into the future.

George Hill:	Okay. Thank you.

Pat Cline:	Thank you.

Operator:	Your next question comes from Vald Artamonov.

Vald Artamonov:	Hi guys. I have three questions for you. First of all, first one is on the revision of the comp plan -- is this revision going to decrease the compensation expense on the annual basis? That’s one.

The second question is, if you could give what percent of revenue is from Siemens and breakout Siemens accounts receivables -- I guess growth as well -- on a sequential and a year-over-year basis. And third, I was wondering

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Moderator: Lou Silverman

11-02-06/3:30 pm CT

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when you said that trading threshold that you mentioned that triggered the sale of the shares.

Lou Silverman:

Yes, this is Lou. I’ll take a couple of those. Relative to the comp plan and its projected impact on the financials, it’s impossible to predict and we won’t predict. The compensation plan is tied to certain performance criteria. And whether we hit those criteria or not is not certain at this time so therefore the overall cost of the plan is not something we can speculate on at this point in time.

Vald Artamonov:

But is it fair to say that for, you know, modeling purposes it’s probably true - it’s probably correct to model it as, you know, as before in terms of the annual number -- kind of (one of the old facts that) people were expecting?

Lou Silverman:	We have a long-standing policy of not providing guidance and so unfortunately, while I appreciate your question, it’s just not...

Vald Artamonov:	Okay.

Lou Silverman:	...something that we’re prepared to...

Vald Artamonov:	Well, let me ask it in another way. Is it is a compensation expense going to catch up in the next few quarters?

Lou Silverman:	Same answer.

Vald Artamonov:	Okay. But what was the benefit I guess in the current quarter?

Lou Silverman:	Again? What’s your question?

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Moderator: Lou Silverman

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Vald Artamonov:	My question is, what is the benefit of this transition in the comp plan in the - for the current quarter -- for the September quarter?

Lou Silverman:	Yes, we’re not going to go into a blow-by-blow description of, you know, each part of the income statement. I say I appreciate the question, but...

Vald Artamonov:	Right. I mean I just thought since you’ve highlighted it on the call that - as an important item you’d give it - you would...

Pat Cline:	What we wanted to do...

Vald Artamonov:	Given (unintelligible).

Pat Cline:

...was give you some texture on the SG&A question that was asked about the reduction in SG&A. But to get into the individual buckets and to say the revision of the compensation plans is equal to X dollars is something that we’re not willing or able to do. There were revisions to the compensation plans that contributed to the drop in SG &A. Whether there - those plans get revised against six months from now or a year from now or frankly next week is anybody’s guess. I hope this helps because that’s about all we can give you.

Lou Silverman:	Yes, on your next question, you packed a lot of questions into a short amount of airtime. But it sounded like you were looking for some granularity on specific revenue performance from Siemens.

Vald Artamonov:	Correct.

Lou Silverman:	...unfortunately, once again we have a long-standing practice of not breaking out any particular customer in a granular fashion so we’ll respectfully maintain that policy.

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Moderator: Lou Silverman

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Vald Artamonov:	Right. But it - would this be broken out in the 10Q given that it’s a significant customer?

Lou Silverman:	If it gets to the point where we have any 10% customers or greater, we have an obligation to disclose that and would do so appropriately.

Vald Artamonov:	Okay. So is it fair to say that Siemens was under 10% then?

Lou Silverman:	It is fair to say that at present it is under 10%.

Vald Artamonov:	Okay. And same thing on the accounts receivable I would assume?

Lou Silverman:	In Paul’s prepared comments he did reference a concentration in accounts receivable with Siemens that was approximately 13% of gross accounts receivable.

Vald Artamonov:	Oh I see. Got it.

Lou Silverman:	And then I think you had a third question that Pat may or may not elect to answer relative to...

Pat Cline:

I’m going to elect not to go into any more detail on my personal trade of the stock -- what the thresholds were set at, and when they were set, and the days and the plan and when the plan was put into place and when they - when it would’ve expired and those kinds of things.

I also appreciate the question and the curiosity, but outside of the curiosity the real key is how do I feel about the company and the company’s prospects for the future and those types of things. I think, as I’ve said, I feel pretty good

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Moderator: Lou Silverman

11-02-06/3:30 pm CT

Confirmation # 1157616

good about those things. You also may know that I continue to hold some additional stock options in the company.

Vald Artamonov:	Right. Okay. Fair enough. And I’m just looking at the Form 4 and trying to find that it - that the sale was done under the plan and I can’t find any notes there.

Paul Holt:	You should.

Pat Cline:	I can tell you that it was done under a 10B51 trading plan. As to what it shows on the copy that you’ve got, I can’t comment.

Vald Artamonov:	Okay. I just saw the note there in the remarks. Thanks.

Pat Cline:	Thank you.

Vald Artamonov:	Thank you. Bye.

Operator:	Your next question comes from Ashley Mlinac.

Ashley Mlinac:	Thanks. Actually all my questions have been answered.

Operator:	Your next question comes from Richard Close.

Richard Close:	Yes, just one final one -- Paul I missed the depreciation. If you can hit me with that again -- the total, and in the breakout? I’m sorry.

Paul Holt:	No, it tells me that somebody’s actually paid attention -- $679,000 or - I’m sorry, you asked for depreciation...

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Richard Close:	Yes.

Paul Holt:	...$440,000 consolidated, $57,000 for QSI, and $383,000 for NextGen.

Richard Close:	Okay. Thank you very much.

Operator:	Your next question comes from Noah Yosha.

Noah Yosha:	Hey guys. Thanks for taking the question. I’m sorry if you answered this already, but what exactly changed with the executive compensation plan?

Pat Cline:	I think that’s about all the detail that we’re...

Lou Silverman:	There were some changes. We’re not going to get into the granular details.

Noah Yosha:	Okay. And what is management currently - what are the bonuses based on and just, you know, in general targets, financial targets?

Lou Silverman:	Yes, we put out an 8K on this. I don’t remember the exact date, but I’m guessing it was - help me out with this guys -- late July perhaps,...

Paul Holt:	Yes.

Lou Silverman:

...which gave you – gives you plenty of detail there. And just so that we don’t bore everybody with going through position by position with the top four named executive officers, I would just point attention to the 8K, which goes through - for Pat, myself, Paul Holt, and Greg Flynn some information on the individual plans.

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Moderator: Lou Silverman

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Noah Yosha:	Okay great. And then on -just on the DSO’s - we’re - excluding Siemens,. Were the DSO’s up as well?

Lou Silverman:

We’re not going to break out DSO’s ex-particular accounts. We’ve given you our DSO numbers; we’ve given you, as we typically do in our filings our gross to net with the 135 down to 81, but were not going to be a place where can we start breaking out variations on the theme.

Noah Yosha:	Okay. What about just current trends? Should we expect that to come back down in the December quarter or...

Lou Silverman:

We don’t provide guidance. We do have a lot of effort and activity in the company related to collections and related activities. In terms of where the numbers fall, there are many moving parts to that and I would be not in favor of issuing projections or prognostications on that.

Noah Yosha:	Okay. Fair enough. And then Pat you mentioned the options. Do you own any stock at all right now?

Pat Cline:	I can honestly tell you that as of this moment I don’t know the answer to that question.

Noah Yosha:	Okay. Fair enough. Thanks guys.

Pat Cline:	Thank you.

Operator:	Your next question comes from Vincent Mellet.

Vincent Mellet:	Hi. Can you hear me?

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Moderator: Lou Silverman

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Lou Silverman:	Yes we can.

Pat Cline:	Yes.

Vincent Mellet:	I - can - I just follow up on Noah’s question why you can’t disclose the changes to the management compensation?

Lou Silverman:	We could, we just have elected not to.

Vincent Mellet:	Well I was just curious why you elected not to.

Lou Silverman:	We filed the plans themselves or the basic elements of the plans in the 8K that we referenced. And in terms of getting more granular than that, we just choose not to.

Pat Cline:

There’s actually not much of an answer that we could provide even if we wanted to, because as you probably know, the plans have significant components for many of us that are performance-based, so outside of you looking at the major elements of the plan in the filing, it’s very difficult for us to say this is what’s going to happen this quarter, next quarter and the quarter after that.

Vincent Mellet:	And just - Pat, why don’t you - I - presumably after this - you’re done selling our stock, are you going to own any of it?

Pat Cline:	I don’t think I’ll get into making that prediction.

Vincent Mellet:	Any reason why not? I mean I understand diversification, but not a - just curious why you wouldn’t want to be owning any of the stock.

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Pat Cline:	I didn’t say I didn’t want to own any of the stock.

Vincent Mellet:	Okay.

Pat Cline:	I am going to stop there.

Vincent Mellet:	Okay, great. Thanks guys.

Lou Silverman:	Thanks.

Pat Cline:	Thank you.

Operator:	Your next question comes from George Hill.

George Hill:

Hey guys. Thanks for the follow-up. I think I’ll try to make this simple. Was SG&A this quarter lower than some people’s expectations or lower than your plan because of a change in the management compensation plan whereby expectations weren’t hit and you guys were paid less?

Lou Silverman:	In terms of...

Pat Cline:	Good question.

Lou Silverman:	...other people’s expectations, George, I really haven’t made it a practice or I...

George Hill:	Well I think you guys said that he came in below your expectations.

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Moderator: Lou Silverman

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Lou Silverman:	I think what we said is that it came in less then the year prior on a percentage of revenue basis and we pointed to changes in compensation plans as one of the drivers of that.

George Hill:	Okay. Thank you.

Operator:	At this time, there are no further questions.

Lou Silverman:	Thank you everyone. We appreciate your attendance on the call, your interest in the company and we’ll hope to chat with you in a future quarter. Thank you.

Operator:	And this concludes the conference call. You may disconnect.

END